Exhibit 21.1
EMCORE Corporation subsidiaries
Name
EMCORE Chicago Inertial Corporation, a Delaware corporation
EMCORE Space & Navigation Corporation, a Delaware corporation
EMCORE Hong Kong, Limited, a Hong Kong corporation
Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation
EMCORE Optoelectronics (Beijing) Co., LTD, a Chinese corporation